Exhibit 12(b)

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

September 16, 2025

Each Target Fund Listed on Schedule A

Stone Ridge Trust

One Vanderbilt Avenue, 65th Floor

New York, New York 10017-3978

Each Acquiring Fund Listed on Schedule A

Stone Ridge Trust

One Vanderbilt Avenue, 65th Floor

New York, New York 10017-3978

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”), dated August 26, 2025, between Stone Ridge Trust, a Delaware statutory trust (“SRT”), on behalf of each of its series listed under the heading “Target Funds” on Schedule A attached hereto (each a “Target Fund,” and together, the “Target Funds”), SRT, on behalf of each of its series listed under the heading “Acquiring Funds” on Schedule A (each an “Acquiring Fund,” and together, the “Acquiring Funds,” and together with the Target Funds, the “Funds,” and each, a “Fund”), and solely with respect to Section 6 thereto, Stone Ridge Asset Management LLC (the “Adviser”). The Agreement describes proposed transactions to occur on the date of this letter, pursuant to which each Acquiring Fund will acquire all of the assets of the corresponding Target Fund, as shown on Schedule A, in exchange for shares of beneficial interest in such Acquiring Fund (“Merger Shares”) and the assumption by such Acquiring Fund of all of the liabilities of such Target Fund, following which such Merger Shares received by such Target Fund will be distributed by such Target Fund to its shareholders in liquidation and termination of such Target Fund (each, a “Reorganization”). This opinion as to certain U.S. federal income tax consequences of each Reorganization is furnished to you pursuant to Sections 8(f) and 9(f) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Each Fund is a series of SRT, which is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company, and has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”). Furthermore, each Fund operates as an exchange-traded fund, so its shares are redeemable at net asset value only by authorized participants transacting in creation units and are traded on a national securities exchange.

September 16, 2025

For purposes of this opinion, we have considered the Agreement, the combined Prospectus/Information Statement dated September 2, 2025, and such other items as we have deemed necessary to render this opinion. In addition, each Fund has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”), representing as to certain facts, occurrences and information upon which such Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that each Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein “to the best of the knowledge” of any person or party is true without regard to such qualification.

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes, with respect to each Reorganization between a Target Fund and its corresponding Acquiring Fund as shown on Schedule A:

(i)  The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

(ii)  Under Section 1032 of the Code, the Acquiring Fund will not recognize gain or loss upon the receipt of assets of the Target Fund, in exchange for Merger Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund.

(iii)  Under Section 362(b) of the Code, the Acquiring Fund’s tax basis in the assets of the Target Fund transferred to the Acquiring Fund in the Reorganization will be the same as the Target Fund’s tax basis in such assets immediately prior to the Reorganization, adjusted for any gain or loss required to be recognized as described in (v) below.

(iv)  Under Section 1223(2) of the Code, the Acquiring Fund’s holding periods in the assets received from the Target Fund in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in (v) below, will include the periods during which such assets were held or treated for U.S. federal income tax purposes as being held by the Target Fund.

(v)  Under Sections 361 and 357 of the Code, the Target Fund will not recognize gain or loss upon the transfer of all of its assets to the Acquiring Fund in exchange for the Merger Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, or upon the distribution of the Merger Shares by the Target Fund to its shareholders in liquidation thereof, except for (A) any gain or loss recognized on (1) “Section 1256 contracts” as defined in Section 1256(b) of the Code or (2) stock in a “passive foreign investment company” as defined in

September 16, 2025

Section 1297(a) of the Code, and (B) any other gain or loss required to be recognized by reason of the Reorganization (1) as a result of the closing of the tax year of the Target Fund, (2) upon the termination of a position, or (3) upon the transfer of such asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code.

(vi)  Under Section 354 of the Code, the shareholders of the Target Fund will not recognize gain or loss upon the exchange of their Target Fund shares for the Merger Shares in the Reorganization.

(vii)  Under Section 358 of the Code, the aggregate tax basis of the Merger Shares that a Target Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of Target Fund shares exchanged therefor.

(viii) Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Merger Shares received in the Reorganization will include the shareholder’s holding period for Target Fund shares exchanged therefor, provided the shareholder held such Target Fund shares as capital assets on the date of the exchange.

(ix)  The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the U.S. Treasury Regulations thereunder.

[Remainder of page intentionally left blank.]

September 16, 2025

No ruling has been or will be obtained from the U.S. Internal Revenue Service (the “IRS”) as to the subject matter of this opinion and there can be no assurance the IRS or a court of law will concur with the opinion set forth above. Our opinion is based on the Code, U.S. Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

September 16, 2025

Schedule A

Target Fund	Acquiring Fund
LifeX 2054 Inflation-Protected Longevity Income ETF	LifeX 2055 Inflation-Protected Longevity Income ETF
LifeX 2053 Inflation-Protected Longevity Income ETF	LifeX 2055 Inflation-Protected Longevity Income ETF
LifeX 2052 Inflation-Protected Longevity Income ETF	LifeX 2055 Inflation-Protected Longevity Income ETF
LifeX 2051 Inflation-Protected Longevity Income ETF	LifeX 2055 Inflation-Protected Longevity Income ETF
LifeX 2054 Longevity Income ETF	LifeX 2055 Longevity Income ETF
LifeX 2053 Longevity Income ETF	LifeX 2055 Longevity Income ETF
LifeX 2052 Longevity Income ETF	LifeX 2055 Longevity Income ETF
LifeX 2051 Longevity Income ETF	LifeX 2055 Longevity Income ETF